Exhibit 99.1

NEWS RELEASE

August 7, 2008	For Immediate Release

Employers Holdings, Inc. Reports Second Quarter Earnings

Reno, Nevada—August 7, 2008—Employers Holdings, Inc. ("EHI" or the "Company") (NYSE:EIG) today reported results for the second quarter ended June 30, 2008.

Second quarter consolidated net income was $27.4 million or $0.55 per share in 2008 compared to $30.8 million or $0.58 per share in the second quarter of 2007. Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $22.8 million or $0.46 per share in the second quarter of 2008 and $26.2 million or $0.49 per share in the second quarter of 2007.

Net income for the six months ended June 30, 2008 was $52.9 million or $1.07 per share compared with $58.6 million or $1.11 per pro forma share for the six months ended June 30, 2007.  For the first six months of 2008, net income before the impact of the LPT was $43.5 million or $0.88 per share and $49.5 million or $0.94 per pro forma share for the same period in 2007.

Commenting on the Company’s performance, President and Chief Executive Officer Douglas D. Dirks said, “Trends reported in the first quarter of 2008 continue as our policy count growth remains strong and we recognize benefits from declining losses in prior years. Our acquisition of AmCOMP Incorporated has been delayed and the required approvals from AmCOMP shareholders and the Florida Office of Insurance Regulation remain outstanding. EMPLOYERS is committed to the acquisition, but we will continue to act in the best long-term interests of the Company and our shareholders.”

Second quarter net premiums earned declined $10.3 million or 12.2% to $73.8 million in 2008 from $84.1 million in 2007. Net premiums earned for the six months ended June 30, 2008, were $149.7 million compared to $173.9 million for the same period in 2007. Declines in premium were largely due to rate decreases resulting from previously enacted reforms in California, increased competition and changes in economic and business conditions in some of the Company’s operating areas. These impacts were partially offset by an overall in force policy count increase of 10.6% to 35,299 at June 30, 2008 from 31,902 at June 30, 2007.

Second quarter net investment income decreased $0.8 million in 2008 primarily due to a decrease in invested assets and a decrease in the pre-tax average book yield from 4.40% to 4.26%. Net investment income for the six months ended June 30, 2008 decreased 6.7% to $37.4 million from $40.1 million for the same period in 2007 largely due to: (1) one-time interest income of $1.8 million received in the first quarter of 2007 from the invested net proceeds related to the issuance of common stock as part of the

Company’s conversion from a mutual insurance holding company; and (2) a slight decrease in pre-tax book yield.

Realized losses on investments for the second quarter of 2008 totaled $0.2 million compared with realized losses of $0.7 million for the second quarter of 2007.  For the six months ended June 30, 2008, realized losses on investments were $1.7 million compared with $0.5 million for the six months ended June 30, 2007 due primarily to a decline in the value of equity securities in the financial services and telecommunications sectors.

Second quarter losses and LAE decreased 16.2% to $24.1 million in 2008 compared with $28.8 million in 2007. Before the impact of the LPT, losses and LAE would have been $28.7 million in the second quarter of 2008 and $33.4 million in the second quarter of 2007. The decline in losses and LAE was largely due to a reduction in net premiums earned, a reduction in the current year loss estimate, and favorable prior accident year development of $16.9 million in this year’s second quarter compared with favorable development of $20.4 million in the second quarter of last year. Losses and LAE for the six months ended June 30, 2008 decreased 22.3% to $54.8 million from $70.5 million in the six months ended June 30, 2007. Excluding the impact of the LPT, losses and LAE would have been $64.1 million and $79.6 million for the six months ended June 30, 2008 and 2007, respectively. The decrease in losses and LAE for the six month period was primarily due to changes in net earned premiums, favorable prior accident year loss development of $28.3 million in 2008 compared with $36.0 million in 2007, and a reduction in the current year’s loss estimate to 61.7% in 2008 from 66.5% in 2007.

In the second quarter of 2008, commission expense of $9.7 million decreased from $11.7 million in the second quarter of 2007. Commission expense for the first six months of 2008 decreased 13.0% to $20.3 million from $23.4 million for the same period in 2007. Decreases were largely due to the decline in premiums written and agency incentive commissions.

Second quarter underwriting and other operating expense was essentially flat at $23.0 million in 2008 compared to $22.8 million in 2007. For the first six months of 2008, underwriting and other operating expense decreased 2.9% to $44.7 million from $46.1 million in the same period of 2007 primarily due to reduced consulting fees, a decline in premium taxes due to lower net premiums earned, and a favorable credit related to prior year’s taxes.

Income taxes of $8.3 million for the second quarter of 2008 decreased from $9.8 million for the second quarter of 2007 due to lower pre-tax income. The Company’s effective tax rate was 23.4% in the second quarter of 2008 compared with 24.2% in the second quarter of 2007. Income taxes in the first six months of 2008 decreased to $13.6 million from $17.2 million in the first six months of 2007 due to lower pre-tax income. The effective tax rate for the six months ended June 30, 2008 was 20.5%.

The second quarter 2008 combined ratio of 77.0% (83.2% before the LPT) increased 1.8 percentage points from the second quarter 2007 combined ratio of 75.2% (80.6% before the LPT).  For the first six months in 2008, the combined ratio improved 0.4 percentage points to 80.0% (86.3% before the LPT) from 80.4% (85.7% before the LPT) for the same period in 2007.

As of June 30, 2008, total stockholders’ equity increased to $398.2 million from $379.5 million at December 31, 2007. Equity, including the deferred reinsurance gain related to the LPT, increased 1.2% to $813.8 million from $804.5 million at December 31, 2007.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call Friday, August 8, 2008, at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s Web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 15205504. International callers may dial (617) 801-6888.

EHI will file its Form 10-Q for the period ended June 30, 2008, with the Securities and Exchange Commission (“SEC”) on Friday, August 8, 2008. The Form 10-Q will be available without charge through the EDGAR system at the SEC's Web site and will also posted on the Company's Web site, www.employers.com, through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

A number of these non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT.   Losses and LAE before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio.  Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio.  The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio.  The combined ratio represents the percentage of each premium dollar spent on claims and expenses. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of LPT.  Combined ratio before impact of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT.   Equity including deferred reinsurance gain—LPT is total equity including the deferred reinsurance gain—LPT Agreement.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Form 10-Qs for the periods ended March 31 and June 30, 2008 and the Company’s 2007 Annual Report on Form 10-K.

All forward-looking statements made in this news release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employee agents, as well as management’s response to these factors, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

Copyright © 2008 EMPLOYERS. All rights reserved. EMPLOYERS and America’s small business insurance specialist. are registered trademarks of Employers Insurance Company of Nevada. Workers’ compensation insurance and services are offered through Employers Insurance Company of Nevada and Employers Compensation Insurance Company.

Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to-medium-hazard industries. The company, through its subsidiaries, operates in 12 states from 12 office locations. The company’s insurance subsidiaries, Employers Insurance Company of Nevada and Employers Compensation Insurance Company, are rated A- (Excellent) by the A.M. Best Company.

CONTACT:
 Media – Trish White, Director, Corporate Communications, twhite@employers.com, (775) 327-2636
 Analysts – Vicki Erickson, Vice President, Investor Relations,
 verickson@employers.com, (775) 327-2794

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands)

Three Months Ended		Six Months Ended
June 30,		June 30,
2008	2007	2008	2007
	(unaudited)

Revenues
Gross premiums written	$73,152	$84,596	$154,826	$181,046
Net premiums written	$70,389	$81,502	$149,493	$174,713
Net premiums earned	$73,815	$84,117	$149,711	$173,909
Net investment income	18,538	19,305	37,441	40,140
Realized losses on investments, net	(219)	(658)	(1,707)	(468)
Other income	422	1,046	860	2,186
Total revenues	92,556	103,810	186,305	215,767

Expenses
Losses and loss adjustment expenses	24,142	28,802	54,756	70,469
Commission expense	9,721	11,665	20,344	23,386
Underwriting and other operating expense	22,981	22,752	44,707	46,052
Total expenses	56,844	63,219	119,807	139,907

Net income before income taxes	35,712	40,591	66,498	75,860
Income taxes	8,346	9,818	13,638	17,221
Net income	$27,366	$30,773	$52,860	$58,639

Net income after date of conversion through June 30, 2007				$52,168
Reconciliation of net income to net income before impact of LPT Agreement

Net income	$27,366	$30,773	$52,860	$58,639
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT Agreement	4,567	4,550	9,359	9,137
Net income before LPT Agreement	$22,799	$26,223	$43,501	$49,502

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	For the three months ended June 30,		For six months ended June 30,	For the period February 5, Through June 30,
	2008	2007	2008	2007
	(unaudited)

Net Income	$27,366	$30,773	$52,860	$52,168

Earnings per common share
Basic	$0.55	$0.58	$1.07	$0.97
Diluted	$0.55	$0.58	$1.07	$0.97

Weighted average shares outstanding
Basic	49,407,135	53,500,722	49,509,173	53,510,963
Diluted	49,457,781	53,500,722	49,545,264	53,510,963

				Pro forma for six months ended June 30,
				2007

Net Income				$58,639

Earnings per common share
Basic				$1.11
Diluted				$1.11

Weighted average shares outstanding
Basic (1)				52,832,048
Diluted (1)				52,832,048

	For the three months ended June 30,		For six months ended June 30,	Pro forma for six months ended June 30,
	2008	2007	2008	2007

Earnings per common share for the three month period:
Basic	$0.55	$0.58	$1.07	$1.11
Diluted	$0.55	$0.58	$1.07	$1.11

Earnings per common share attributable to the LPT Agreement
Basic	$0.09	$0.09	$0.19	$0.17
Diluted	$0.09	$0.09	$0.19	$0.17

Pro forma Earnings per common share before the LPT Agreement
Basic	$0.46	$0.49	$0.88	$0.94
Diluted	$0.46	$0.49	$0.88	$0.94

 (1)  The pro forma earnings per common share for the six months ended June 30, 2007, was computed using the actual weighted average shares outstanding as of June 30, 2007. This includes shares outstanding for the period after the Company’s conversion on February 5, 2008 (53,510,963), and for the period prior to the conversion assuming the common stock available to eligible members (50,000,002).

Employers Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share data)
	June 30,	December 31,
	2008	2007
Assets	(unaudited)
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,547,613 at June 30, 2008 and $1,594,159 at December 31, 2007)	$1,550,700	$1,618,903
Equity securities at fair value (cost of $57,787 at June 30, 2008 and $60,551 at December 31, 2007) Short-term investments at fair value (amortized cost $65,309 at June 30, 2008)	91,398 65,238	107,377 --
Total investments	1,707,336	1,726,280
Cash and cash equivalents	152,657	149,703
Accrued investment income	19,765	19,345
Premiums receivable, less bad debt allowance of $6,458 at June 30, 2008 and $6,037 at December 31, 2007	24,840	36,402
Reinsurance recoverable for:
Paid losses	10,607	10,218
Unpaid losses, less allowance of $1,308 at each period	1,030,632	1,051,333
Funds held by or deposited with reinsureds	92,309	95,884
Deferred policy acquisition costs	14,562	14,901
Deferred income taxes, net	66,604	59,730
Property and equipment, net	13,586	14,133
Other assets	15,119	13,299
Total assets	$3,148,017	$3,191,228

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,231,247	$2,269,710
Unearned premiums	59,899	63,924
Policyholders’ dividends accrued	158	386
Total claims and policy liabilities	2,291,304	2,334,020

Commissions and premium taxes payable	5,633	7,493
Federal income taxes payable	10,387	13,884
Accounts payable and accrued expenses	15,850	20,682
Deferred reinsurance gain–LPT Agreement	415,643	425,002
Other liabilities	11,047	10,694
Total liabilities	2,749,864	2,811,775

Commitments and contingencies: Stockholders’ equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
53,528,007 and 53,527,907 issued and 49,241,435 and 49,616,635
outstanding at, June 30, 2008 and December 31, 2007 respectively	535	535
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	--	--
Additional paid-in capital	304,352	302,862
Retained earnings	151,454	104,536
Accumulated other comprehensive income, net	23,808	46,520
Treasury stock, at cost (4,286,572 shares at June 30, 2008 and 3,911,272
shares at December 31, 2007)	(81,996)	(75,000)
Total stockholders’ equity	398,153	379,453
Total liabilities and stockholders’ equity	$3,148,017	$3,191,228

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$398,153	$379,453
Deferred reinsurance gain – LPT Agreement	415,643	425,002
Total equity including deferred reinsurance gain – LPT Agreement	$813,796	$804,455

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
	Six months ended June 30,
	2008		2007
	(unaudited)
Operating activities
Net income	$52,860		$58,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,317		2,892
Stock-based compensation	1,487		206
Amortization of premium on investments, net	3,226		3,301
Allowance for doubtful accounts – premiums receivable	421		855
Deferred income tax expense	5,357		4,372
Realized losses on investments, net	1,707		468
Change in operating assets and liabilities:
Accrued investment income	(420)		(702)
Premiums receivable	11,141		2,919
Reinsurance recoverable on paid and unpaid losses	20,312		16,457
Funds held by or deposited with reinsureds	3,575		3,665
Unpaid losses and loss adjustment expenses	(38,463)		(13,503)
Unearned premiums	(4,025)		219
Federal income taxes payable	(3,497)		(9,652)
Accounts payable, accrued expenses and other liabilities	(2,651)		(9,703)
Deferred reinsurance gain–LPT Agreement	(9,359)		(9,137)
Other	(2,106)		1,778
Net cash provided by operating activities	42,882		53,074

Investing activities
Purchase of fixed maturities	(152,424)		(135,033)
Purchase of equity securities	(1,063)		(833)
Proceeds from sale of fixed maturities	111,917		114,572
Proceeds from sale of equity securities	2,135		1,906
Proceeds from maturities and redemptions of investments Capitalized acquisition costs	16,210 (959)		20,049 ----
Capital expenditures and other, net	(2,739)		(2,915)
Net cash used in investing activities	(26,923)		(2,254)

Financing activities
Issuance of common stock, net	—		486,783
Cash paid to eligible policyholders under plan of conversion Proceeds from exercise of stock options	— 2		(462,989 —)
Acquisition of treasury stock	(6,691)		(2,112)
Dividend paid to stockholders Debt issuance costs	(5,941 (375	) )	(3,212 —)
Net cash (used in) provided by financing activities	(13,005)		18,470

Net increase in cash and cash equivalents	2,954		69,290
Cash and cash equivalents at the beginning of the year	149,703		79,984
Cash and cash equivalents at the end of the year	$152,657		$149,274

Schedule of non-cash transactions
Stock issued in exchange for membership interest	$—		$281,073

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(In thousands, except for percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)

Net Premiums Earned	$73,815	$84,117	$149,711	$173,909

Losses and Loss Adjustment Expenses	$24,142	$28,802	$54,756	$70,469
Loss & LAE Ratio	32.7%	34.2%	36.6%	40.5%

Losses and Loss Adjustment Expenses	$24,142	$28,802	$54,756	$70,469
Impacts of LPT	4,567	4,550	9,359	9,137
Loss & LAE before impacts of LPT	$28,709	$33,352	$64,115	$79,606
Loss & LAE Ratio before impacts of LPT	38.9%	39.6%	42.8%	45.8%

Commission Expense	$9,721	$11,665	$20,344	$23,386
Commission Expense Ratio	13.2%	13.9%	13.6%	13.4%

Underwriting & Other Operating Expense	$22,981	$22,752	$44,707	$46,052
Underwriting & Other Operating Expense Ratio	31.1%	27.0%	29.9%	26.5%

Total Expense	$56,844	$63,219	$119,807	$139,907
Combined Ratio	77.0%	75.2%	80.0%	80.4%

Total Expense before impacts of the LPT	$61,411	$67,769	$129,166	$149,044
Combined Ratio before the impacts of the LPT	83.2%	80.6%	86.3%	85.7%